SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:  Redwood Funds

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

726 Lake Street

San Francisco, CA 94118

TELEPHONE NUMBER:

(415) 386-5898

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

Kevin O’Boyle

726 Lake Street

San Francisco, CA 94118

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

/X/Yes

/_/No

SIGNATURES

Pursuant to the requirements of Investment Company Act of 1940, the Trustee of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of San Francisco and State of California on this  31  day of January, 2005.

ATTEST:

REDWOOD FUNDS

/s/ Jeffrey R. Provence

/s/ Kevin O'Boyle

By: Jeffrey R. Provence, Secretary

By:  Kevin O’Boyle, Trustee